As filed with the Securities and Exchange Commission on June 30, 2006	Registration No. 333-____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMCOL INTERNATIONAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	36-0724340
(State of Incorporation)	(I.R.S. Employer Identification Number)

One North Arlington, 1500 West Shure Drive, Suite 500, Arlington Heights, Illinois 60004-7803
(Address, including Zip Code, of Registrant’s Principal Executive Offices)

AMCOL International Corporation 2006 Long-Term Incentive Plan
(Full Title of the Plan)

Lawrence E. Washow
President and Chief Executive Officer
AMCOL International Corporation
One North Arlington
1500 West Shure Drive, Suite 500
Arlington Heights, Illinois 60004-7803
(847) 394-8730
(Name, Address, and Telephone Number of Agent For Service)

Copies to:
James W. Ashley, Jr.
Lord, Bissell & Brook LLP
111 South Wacker Drive
Chicago, Illinois 60606
(312) 443-0700

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value	1,500,000	$24.37	$36,555,000	$3,911.35

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Computed pursuant to Rule 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low price of the registrant’s common stock as reported by the New York Stock Exchange on June 28, 2006.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.          Plan Information

          The documents containing the information specified in Item 1 of Form S-8 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

Item 2.          Registrant Information and Employee Plan Annual Information

          The documents containing the information specified in Item 2 of Form S-8 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

          The Registrant hereby incorporates by reference into this registration statement the documents listed below which have previously been filed with the Commission:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006;

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 29, 2006, April 21, 2006, May 12, 2006 and June 19, 2006; and

4.

The description of the Registrant’s Common Stock, $0.01 par value per share, contained in the Registrant’s Form 10 filed with the Commission on July 27, 1987, including any amendment or report filed for the purpose of updating such description.

          In addition, each document or report subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part hereof from the date of filing of such documents.

Item 4.          Description of Securities.

          Not applicable.

Item 5.          Interests of Named Experts and Counsel.

          Clarence O. Redman, a Director and the Secretary of the Registrant, is of counsel to Lord, Bissell & Brook LLP, the law firm that serves as corporate counsel to the Registrant.  As of the date hereof, Mr. Redman  beneficially owns 74,962 shares of the common stock of the Registrant.

Item 6.          Indemnification of Directors and Officers.

          Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify officers, directors, employees and agents of the corporation in connection with actual or threatened actions, suits or proceedings, provided that such officer, director, employee or agent acted in good faith and in a manner such officer, director, employee or agent reasonably believed to be in or not opposed to the corporation’s best interests, and for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful.

          Section 102 of the Delaware General Corporation Law permits a Delaware corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the receipt of improper personal benefits cannot be eliminated or limited in this manner.

          As permitted by the above provisions of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation and By-Laws provide that the Registrant shall, subject to certain limitations, indemnify its directors and officers against expenses (including attorneys’ fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to a criminal action or proceeding, so long as they had no reasonable cause to believe their conduct was unlawful.  The Registrant’s Restated Certificate of Incorporation includes a provision which eliminates to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

Item 7.          Exemption from Registration Claimed.

          Not applicable.

Item 8.          Exhibits.

4.1	Article Four of the Registrant’s Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Form S-3 filed September 15, 1993).

4.2	Amendment to Article Four of the Registrant’s Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 1998).

4.3	AMCOL International Corporation 2006 Long-Term Incentive Plan (incorporated by reference to the Registrant’s Form 8-K filed May 12, 2006).

5.1	Opinion of Lord, Bissell & Brook LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9.          Undertakings.

          The undersigned Registrant hereby undertakes:

          A.          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                        (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          The Registrant.  Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Arlington Heights, State of Illinois, on June 29, 2006.

AMCOL INTERNATIONAL CORPORATION

By:	/s/ LAWRENCE E. WASHOW

Name:	Lawrence E. Washow
Its:	President and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lawrence E. Washow, Gary L. Castagna and Clarence O. Redman and each of them with power to act without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Capacity	Date

/s/ JOHN HUGHES	June 29, 2006

John Hughes
Chairman of the Board

/s/ LAWRENCE E. WASHOW	June 29, 2006

Lawrence E. Washow
President and Chief Executive Officer, Director

/s/ GARY L. CASTAGNA	June 29, 2006

Gary L.Castagna
Senior Vice President, Chief Financial Officer and Treasurer

Name and Capacity	Date

/s/ ARTHUR BROWN	June 29, 2006

Arthur Brown
Director

/s/ DANIEL P. CASEY	June 29, 2006

Daniel P. Casey
Director

/s/ ROBERT E. DRISCOLL, III	June 29, 2006

Robert E. Driscoll, III
Director

/s/ JAY D. PROOPS	June 29, 2006

Jay D. Proops
Director

/s/ CLARENCE O. REDMAN	June 29, 2006

Clarence O. Redman
Secretary and Director

/s/ DALE E. STAHL	June 29, 2006

Dale E. Stahl
Director

/s/ AUDREY L. WEAVER	June 29, 2006

Audrey L. Weaver
Director

/s/ PAUL C. WEAVER	June 29, 2006

Paul C. Weaver
Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Article Four of the Registrant’s Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Form S-3 filed September 15, 1993).

4.2	Amendment to Article Four of the Registrant’s Restated Certificate of Incorporation (incorporated by reference to the Registrant’s Form 10-Q for the quarter ended June 30, 1998).

4.3	AMCOL International Corporation 2006 Long-Term Incentive Plan (incorporated by reference to the Registrant’s Form 8-K filed May 12, 2006).

5.1	Opinion of Lord, Bissell & Brook LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Lord, Bissell & Brook LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).